Exhibit 99


                   DOMINION RESOURCES, INC.

                  INCENTIVE COMPENSATION PLAN

  1. Purpose.   The purpose of this Dominion Resources, Inc. Incentive
Compensation Plan is to further the long term stability and financial success of Dominion Resources, Inc., Virginia Electric and Power Company, the Affiliates, and the Dominion Companies by attracting and retaining employees through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees upon whose judgment and interests the Employers are and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Employers and will further the identification of those employees' interests with those of the Dominion Resources, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

  2. Definitions.   As used in the Plan, the following terms have the meanings indicated:

  (a) ''Act'' means the Securities Exchange Act of 1934, as amended.

  (b) ''Affiliate'' means another corporation in which Virginia Power owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

  (c) ''Applicable Withholding Taxes'' means the aggregate amount of federal, state and local income and payroll taxes that an Employer is required to with-holdin connection with any Performance Grant, any lapse of restrictions on Restricted Stock, any grant of Goal-Based Stock, or any exercise of a Nonstatutory Stock Option or Stock Appreciation Right.

  (d) ''Change of Control'' means the occurrence of any of the following events:

  (i) any person, including a ''group'' as defined in Section 13(d)(3) of the Act becomes the owner or beneficial owner of DRI securities having 20% or more of the combined voting power of the then outstanding DRI securities that may be cast for the election of DRI's directors (other than as a result of an issuance of securities initiated by DRI, or open market purchases approved by the DRI Board, as long as the majority of the DRI Board approving the purchases is also the majority at the time the purchases are made);

  (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of DRI before such transactions cease to constitute
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a majority of the DRI Board, or any successor's board, within two years of the last of such transactions; or

  (iii) with respect to a particular Participant, an event occurs with respect to the Employer that employs that Participant such that, after the event, the Employer is no longer a Dominion Company or an Affiliate.

  (e) ''Code'' means the Internal Revenue Code of 1986, as amended.

  (f) ''Company Stock'' means common stock of DRI. In the event of a change in the capital structure of DRI (as provided in Section 15), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

  (g) ''Date of Grant'' means the date on which an Incentive Award is granted by the DRI Committee or Virginia Power Committee.

  (h) ''Disability'' or ''Disabled'' means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the DRI Committee for DRI Participants and the Virginia Power Committee for Virginia Power Participants shall determine whether a Disability exists and such determination shall be conclusive.

  (i) ''Dominion Company'' means Dominion Capital, Inc., Dominion Energy, Inc., or another corporation (i) in which DRI owns stock possessing at least 50 percent of the combined voting power of all classes of stock or which is in a chain of corporations with DRI in which stock possessing at least 50% of the combined voting power of all classes of stock is owned by one or more other corporations in the chain and (ii) which is not Virginia Power or an Affiliate.

  (j) ''DRI'' means Dominion Resources, Inc.

  (k) ''DRI Board'' means the Board of Directors of Dominion Resources, Inc.

  (l) ''DRI Committee'' means the Organization and Compensation Committee of the DRI Board, provided that, if any member of the Organization and Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee of the Organization and Compensation Committee to act as the DRI Committee for purposes of the Plan.

  (m) ''DRI Participant'' means any employee of DRI or a Dominion Company who receives an Incentive Award under the Plan.

  (n) ''Employer'' means DRI, Virginia Power, and each Dominion Company or Affiliate that employs one or more Participants.

  (o) ''Fair Market Value'' means the closing trading price of a share of Company Stock, as reported in The Wall Street Journal, as of the last day on which Company Stock is traded preceding the Date of Grant or preceding any other date for which the value of Company Stock must be determined under the Plan.

  (p) ''Goal-Based Stock'' means Company Stock awarded when performance goals are achieved pursuant to an award as provided in Section 8.

  (q) ''Incentive Award'' means, collectively, a Performance Grant or the award of Restricted Stock, Goal-Based Stock, an Option, or a Stock Appreciation Right under the Plan.

  (r) ''Incentive Stock Option'' means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

  (s) ''Mature Shares'' means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

  (t) ''Nonstatutory Stock Option'' means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

  (u) ''Option'' means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

  (v) ''Performance Criteria'' means any of the following areas of performance of DRI, Virginia Power, any Dominion Company or any Affiliate: asset growth; utility earnings; generating unit efficiency; combined net worth; debt to equity ratio; earnings per share; revenues; operating income; operating cash flow; net income, before or after taxes; return on total capital, equity, revenue or assets; nonutility generation cost exposure; power generation costs; safety measured in fatalities, lost time, injuries and vehicle accidents; environmental protection measured in reportable violations, notices of violations, and environmental agency required corrective actions or enforcement actions; or economic value added (net operating profit after tax less a charge for use of capital as determined under a methodology approved by the DRI Committee or Virginia Power Committee).

  (w) ''Performance Goal'' means an objectively determinable performance goal established by the DRI Committee or Virginia Power Committee with respect to a given Performance Grant or grant of Restricted Stock that relates to one or more Performance Criteria.

  (x) ''Performance Grant'' means an Incentive Award made pursuant to Section
6.

  (y) ''Plan Year'' means January 1 to December 31.

  (z) ''Restricted Stock'' means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7.

  (aa) ''Rule 16b-3'' means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

  (bb) ''Stock Appreciation Right'' means a right to receive amounts from the Employer granted under Section 10.

  (cc) ''Taxable Year'' means the fiscal period used by DRI for reporting taxes on income under the Code.

  (dd) ''Virginia Power'' means Virginia Electric and Power Company.

  (ee) ''Virginia Power Board'' means the Board of Directors of Virginia Power.

  (ff) ''Virginia Power Committee'' means the Organization and Compensation Committee of the Virginia Power Board, provided that, if any member of the Organization and Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not be less than two members) shall be constituted as a subcommittee of the Organization and Compensation Committee to act as the Virginia Power Committee for purposes of the Plan.

  (gg) ''Virginia Power Participant'' means any employee of Virginia Power or an Affiliate who receives an Incentive Award under the Plan.

  3. General.   The following types of Incentive Awards may be granted under the Plan: Performance Grants, Restricted Stock, Goal-Based Stock, Options, or Stock Appreciation Rights. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

  4. Stock.   Subject to Section 15 of the Plan, there shall be reserved for issuance under the Plan an aggregate of three million (3,000,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares allocable to Options, Restricted Stock or portions thereof granted under the Plan that expire, are forfeited, or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. The DRI Committee or Virginia Power Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under an existing Incentive Award. However, without prior shareholder approval, the Committees are expressly prohibited from making a new Incentive Award in the form of an Option if the exercise price of the new Option is less than the exercise price of the Option under the existing Incentive Award surrendered for cancellation. No more than two hundred thousand (200,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Grant, that are granted to any individual Participant during any single Taxable Year.

  5. Eligibility.

  (a) All present and future employees of DRI or a Dominion Company (whether now existing or hereafter created or acquired) whom the DRI Committee determines to have contributed or who can be expected to contribute significantly to DRI or a Dominion Company shall be eligible to receive Incentive Awards under the Plan. All present and future employees of Virginia Power or an Affiliate (whether now existing or hereafter created or acquired) whom the Virginia Power Committee determines to have contributed or who can be expected to contribute signifi-cantly to Virginia Power or an Affiliate shall be eligible to receive
Incentive Awards under the Plan. The Committees shall have the power and complete discretion, as provided in Section 16, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

  (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

  6. Performance Grants.

  (a) Each Performance Grant shall be evidenced by an agreement (a ''Grant Agreement'') setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Grant. Each Performance Grant shall be granted and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed 0.5% of DRI's consolidated operating income, before taxes and interest, as reported on its annual financial statements for the prior Plan Year. In the event of any conflict between a Grant Agreement and the Plan, the terms of the Plan shall govern.

  (b) The DRI Committee shall establish the Performance Goals for Performance Grants to DRI Participants. The Virginia Power Committee shall establish the Performance Goals for Performance Grants to Virginia Power Participants. The appropriate Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Grants. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Grant to Performance Grant and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

  (c) The appropriate Committee shall establish for each Performance Grant the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Grant shall be made not later than 90 days after the start of the period for which the Performance Grant relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the appropriate Committee. A Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Grant.

  (d) The actual payments to a Participant under a Performance Grant will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Grant Agreement. All calculations of actual payments shall be made by the appropriate Committee and the DRI Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

  (e) Performance Grants will be paid in cash, Company Stock or both, at such time or times as are provided in the Grant Agreement. The appropriate Committee may provide in the Grant Agreement that the Participant may make a prior election to defer the payment under a Performance Grant subject to such terms and conditions as the Committee may determine.

  (f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Employer or either Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

  (g) A Participant who receives a Performance Grant payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Grant. The Company Stock may be issued without cash consideration.

  (h) A Participant's interest in a Performance Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

  (i) Whenever payments under a Performance Grant are to be made in cash, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Grant payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Grant Agreement so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  7. Restricted Stock Awards.

  (a) The DRI Committee may make grants of Restricted Stock to DRI Participants. The Virginia Power Committee may make grants of Restricted Stock to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Restricted Stock, notice shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. This notice, when accepted in writing by the Participant shall become an Grant Agreement between the Employer and the Participant. Restricted Stock may be awarded by a Committee in its discretion without cash consideration.

  (b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the
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restrictions on such shares as set forth in the Participant's Grant Agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

  (c) Upon the acceptance by a Participant of an award of Restricted Stock, such Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall be held by DRI until the restrictions lapse and the Participant shall provide DRI with appropriate stock powers endorsed in blank.

  (d) The appropriate Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. The terms and conditions may include the achievement of a Performance Goal which shall be governed by the provisions of Section 6 to the extent that the award is intended to comply with the requirements of Code section 162(m). Such terms and conditions may also include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

  (e) Notwithstanding the provisions of paragraph (b) above, the appropriate Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions, subject to the restrictions of Section 6 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

  (f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrange-ments satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  8. Goal-Based Stock Awards.

  (a) The DRI Committee may make grants of Goal-Based Stock to DRI Participants. The Virginia Power Committee may make grants of Goal-Based Stock to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Goal-Based Stock, notice shall be given to the Participant stating the number of shares of Goal-Based Stock granted and the terms and conditions to which the Goal-Based Stock is subject. This notice, when accepted in writing by the Participant shall become a grant agreement between the Employer and the Participant.

  (b) Goal-Based Stock may be issued pursuant to the Plan from time to time by a Committee when performance criteria established by the Committee have been achieved and certified by the Committee.

  (c) Whenever a Committee deems it appropriate, the Committee may establish a performance criteria for an award of Goal-Based Stock and notify Participants of their receipt of an award of Goal-Based Stock. More than one award of Goal-Based Stock may be established by the Committee for a Participant and the awards may operate concurrently or for varied periods of time. Goal-Based
Stock will be issued only subject to the award and the Plan and consistent with meeting the goal or goals set by the Committee in the award. A Partici-pant shall have no rights as a shareholder until the Committee has certified that the performance objectives of the Goal-Based Stock award have been met and the Goal-Based Stock is issued. Goal-Based Stock may be issued without cash consideration.

  (d) A Participant's interest in a Goal-Based Stock award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

  (e) The appropriate Committee may at any time, in its sole discretion, remove or revise any and all performance criteria for an award of Goal-Based Stock.

  (f) Each Participant shall agree at the time of receiving an award of Goal-Based Stock, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrange-ments satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  9. Stock Options.

  (a) The DRI Committee may make grants of Options to DRI Participants. The Virginia Power Committee may make grants of Options to Virginia Power Participants. Whenever a Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent to which Stock Appreciation Rights are granted (as provided in Section 10), and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement.

  (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

  (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

  (i) No Incentive Stock Option may be exercised after the first to occur of
(x) ten years from the Date of Grant, (y) three months following the date of the Participant's retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant's termination of employment on account of Disability or death.

  (ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the ''Limitation Amount''). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee granting the Option may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

  10. Stock Appreciation Rights.

  (a) Whenever the DRI Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option to a DRI Participant or in a separate Incentive Award. Whenever the Virginia Power Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Option to a Virginia Power Participant or in a separate Incentive Award.

  (b) The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:

  (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Employer unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Employer an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The appropriate Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

  (ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.

  (iii) Subject to any further conditions upon exercise imposed by the Board, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and a Stock Appreciation Right shall expire no later than the date on which the related Option expires.

  (iv) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.

  (c) The following provisions apply to all Stock Appreciation Rights that are not granted in connection with Options:

  (i) Stock Appreciation Rights shall entitle the Participant, upon exercise of all or any part of the Stock Appreciation Rights, to receive in exchange from the Employer an amount equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered Stock Appreciation Right over (y) the price of the Company Stock on the Date of Grant of the Stock Appreciation Right. The appropriate Committee may limit the amount that the Participant will be entitled to receive upon exercise of Stock Appreciation Rights.

  (ii) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the Fair Market Value of the Company Stock on the Date of Grant of the Stock Appreciation Right.

  (d) The manner in which the Employer's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the appropriate Committee and shall be set forth in the Incentive Award. The Incentive Award may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the appropriate Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.

  11. Method of Exercise of Options and Stock Appreciation Rights.

  (a) Options and Stock Appreciation Rights may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option or the number of Stock Appreciation Rights the Participant has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, (ii) cause to be withheld from the Option shares, shares of Company Stock (valued at their Fair Market Value) in satisfaction of all or any part of the exercise price, or (iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes.

  (b) DRI may place on any certificate representing Company Stock issued upon the exercise of an Option or a Stock Appreciation Right any legend deemed desirable by the DRI's counsel to comply with federal or state securities laws, and DRI may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no share-holder rights with respect to the shares.

  (c) Each Participant shall agree as a condition of the exercise of an Option or a Stock Appreciation Right, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option or cash paid upon the exercise of a Stock Appreciation Right.

  (d) As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option or Stock Appreciation Rights agreement so provides, the Participant may elect to (i) to deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Employer retain that number of shares of Company Stock (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

  12. Transferability of Options and Stock Appreciation Rights.   Nonstatutory
Stock Options and Stock Appreciation Rights may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

  13. Effective Date of the Plan.   The effective date of the Plan is January
1, 1997. The Plan shall be submitted to the shareholders of the DRI for approval. Until (i) the Plan has been approved by DRI's shareholders, and
(ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock or Goal-Based Stock shall be awarded that is not contingent on these events and no Option or Stock Appreciation Right granted shall be exercisable.

  14. Termination, Modification, Change.   If not sooner terminated by the DRI
Board, this Plan shall terminate at the close of business on December 31, 2006. No Incentive Awards shall be made under the Plan after its termination. The DRI Board may amend or terminate the Plan with respect to DRI Participants in such respects as it shall deem advisable and the Virginia Power Board may amend or terminate the Plan with respect to Virginia Power Participants in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 15), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of DRI. Notwithstanding the foregoing, the DRI Board may unilaterally amend the Plan and Incentive Awards with respect to DRI Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Notwithstanding the foregoing, the Virginia Power Board may unilaterally amend the Plan and Incentive Awards with respect to Virginia Power Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

  15. Change in Capital Structure.

  (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which DRI is the surviving corporation or other change in DRI's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of DRI), the number and kind of shares of stock or securities of DRI to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the maximum number of shares or securities that can be granted to an individual Participant under Section 4, the exercise price, the terms of Incentive Awards and other relevant provisions shall be appropriately adjusted by either the Virginia Power Committee with respect to Virginia Power Participants or by the DRI Committee with respect to DRI Participants, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, either the Virginia Power Committee with respect to Virginia Power Participants or the DRI Committee with respect to DRI Participants may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

  (b) If DRI is a party to a consolidation or a merger in which DRI is not the surviving corporation, a transaction that results in the acquisition of substantially all of DRI's outstanding stock by a single person or entity, or a sale or transfer of substantially all of DRI's assets, the DRI Committee may take such actions with respect to outstanding Incentive Awards as the DRI Committee deems appropriate.

  (c) Notwithstanding anything in the Plan to the contrary, either the Virginia Power Committee or the DRI Committee may take the foregoing actions without the consent of any Participant, and either the Virginia Power Committee or the DRI Committee's determination shall be conclusive and binding on all persons for all purposes.

  16. Administration of the Plan.

  (a) Subject to the provisions of Section 16(b), the Plan shall be administered by the DRI Committee as to DRI Participants and by the Virginia Power Committee as to Virginia Power Participants. Any reference in the Plan to a Committee shall be deemed to refer to the DRI Committee with respect to DRI Participants and to the Virginia Power Committee with respect to Virginia Power Participants. The Committees shall have general authority to impose any limitation or condition upon an Incentive Award the Committees deem appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the power and complete discretion to determine:

  (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the terms and conditions of any Performance Grant,
(iii) whether all or any part of an Incentive Award shall be accelerated upon a Change of Control, (iv) the number of shares of Company Stock to be covered by each Incentive Award, (v) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (vi) when, whether and to what extent Stock Appreciation Rights shall be granted, (vii) the time or times when an Incentive Award shall be granted, (viii) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (ix) when Options and Stock Appreciation Rights may be exercised, (x) whether a Disability exists,
(xi) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xii) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xiii) whether to authorize a Partici-pant (A) to deliver Mature Shares to satisfy Applicable Withholding Taxes or
(B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right the number of shares necessary to satisfy Applicable Withholding Taxes, (xiv) the terms and conditions applicable to Restricted Stock awards, (xv) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xvi) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xvii) the terms and conditions applicable to Goal-Based Stock awards, (xviii) notice provisions relating to the sale of Company Stock acquired under the Plan, (xix) the extent to which information shall be provided to Participants about available tax elections, and (xx) any additional requirements relating to Incentive Awards that the Committee deems appropriate. Notwithstanding the foregoing, no ''tandem stock options'' (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. Each Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by that Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

  (b) Not withstanding anything in the Plan to the contrary, all grants of Incentive Awards and the terms and conditions of such Incentive Awards, and any adjustments due to a change in capital structure as set forth in Section 15 by the Virginia Power Committee shall be subject to the review and approval of the DRI Committee and no such Incentive Awards shall become effective without the approval of the DRI Committee. All grants of Incentive Awards made or approved by the DRI Committee shall be submitted to the DRI Board for such consideration as the DRI Board deems appropriate.

  (c) The DRI Committee may adopt rules and regulations for carrying out the Plan with respect to DRI Participants. The interpretation and construction of any provision of the Plan by the DRI Committee shall be final and conclusive as to any DRI Participant. The Virginia Power Committee may adopt rules and regulations for carrying out the Plan with respect to Virginia Power Participants. The interpretation and construction of any provision of the Plan by the Virginia Power Committee shall be final and conclusive as to any Virginia Power Participant. A Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

  (d) A majority of the members of a Committee shall constitute a quorum, and all actions of a Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

  17. Notice.   All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to DRI at the principal business address of DRI to the attention of the Corporate Secretary of DRI; (b) if to Virginia Power at the principal business address of Virginia Power to the attention of the Corporate Secretary of Virginia Power; and if to any Participant at the last address of the Participant known to the sender at the time the notice or other communication is sent.

  18. Interpretation.   The terms of this Plan are subject to all present and
future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.